EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
HNI Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-190646, No. 333-168761, No. 333-168760, No. 333-168758, No. 333-31366, No. 333-91682, No. 333-142742, No. 333-159935, and No. 333-217793) on Form S-8 and (No. 333-159127) on Form S-3 of HNI Corporation of our report dated February 26, 2019, with respect to the consolidated balance sheets of HNI Corporation as of December 29, 2018 and December 30, 2017, and the related consolidated statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 29, 2018, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 29, 2018, which report appears in the December 29, 2018 annual report on Form 10-K of HNI Corporation.
Our report on the financial statements refers to a change to the revenue recognition accounting principle as a result of the adoption of ASU 2014-09, "Revenue from Customers with Contracts".
/s/ KPMG LLP
Chicago, Illinois
February 26, 2019